As filed with the Securities and Exchange Commission on June 13, 2024

Registration Statement No. 333-266615

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3
REGISTRATION STATEMENT NO. 333-266615
UNDER THE SECURITIES ACT OF 1933

Via Renewables, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-5453215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12140 Wickchester Ln., Suite 100
Houston, Texas 77079
(713) 600-2600
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Mike Barajas
Chief Financial Officer
12140 Wickchester Ln., Suite 100
Houston, Texas 77079
(713) 600-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Clint H. Smith
Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana 70170
(504) 582-8429

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-266615) (the “Registration Statement”), filed by Via Renewables, Inc., a Delaware corporation (the “Registrant”), on August 5, 2022 with the Securities and Exchange Commission, which was declared effective on August 16, 2022, registering (i) for offer and sale from time to time up to $200,000,000 of the Registrant’s (a) shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), (b) shares of Preferred Stock, (c) Depositary Shares, (d) warrants and (e) units; and (ii) for resale from time to time by the selling stockholders named in the Registration Statement 20,800,000 shares of Class A Common Stock.

On June 7, 2024, the Registrant’s requisite stockholders approved an Agreement and Plan of Merger, dated as of December 29, 2023, by and among the Company, Retailco, LLC, a Texas limited liability company (“Parent”), and NuRetailco LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub was merged with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent and Keith Maxwell, III (Parent’s indirect, sole owner) (the “Merger”).

The Merger became effective on June 13, 2024. As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Registrant hereby removes from registration all of such securities registered but unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 13, 2024.

Via Renewables, Inc.

By:	/s/ Mike Barajas
Mike Barajas
Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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